Exhibit 99.2

SM&A, #11099855
THIRD QUARTER RESULTS CONFERENCE CALL
November 5, 2007, 4:30 PM ET
Chairperson: Cathy McCarthy, CEO

Operator:                                                                                              Good afternoon ladies and gentlemen and thank you for standing by.  Welcome to the SM&A Third Quarter 2007 Results Conference Call.  During today’s presentation, all parties will be in a listen-only mode. Following the presentation, the conference will be open for questions.  If you have a question, please press the “star” followed by the “one” on your touchtone phone. If you’d like to withdraw your question, please press the “star” followed by the “two.” If you’re using speaker equipment, please lift the hand set before making your selection.  This conference is being recorded today, November the 5th, 2007. I would now like to turn the conference over to Mr. Doug Sherk.  Please go ahead, sir.

Doug Sherk:                                                                              Thank you Joshua, and good afternoon everyone.  Thank you for joining us today for the SM&A Conference Call the webcast to review the financial results for the third quarter ending September 30th, 2007.  If you haven’t received a copy of the results released that was issued at market close this afternoon and would like one, please call our office at 415-896-6820, and we’ll get one to you immediately.

We’ve arranged for a tape replay of this call, which may be accessed by phone.  The replay will be available approximately one hour after the call’s conclusion and remain in effect for seven days.  The number to access the replay is 800-405-2236 and the international number is 303-590-3000.  The pass code for both replay numbers is 11099855 followed by the “pound” sign.  In addition, this call is being webcast live and is available as an archive at SM&A’s website at www.smawins.com.

Before we get started, during the course of this conference call, the Company will make projections or other forward-looking statements regarding future events and the Company’s beliefs about its financial results for the full year ending December 31, 2007.  We wish to caution you that such statements or predictions that involve risks and uncertainties— actual results may differ materially.  Factors that may affect the actual results are detailed in the Company’s filings with the Securities and Exchange Commission including the Company’s most recent filings of Form 10-K and 10-Q.  In addition, factors underlying the Company’s forecast are dynamic and subject to change.  Therefore, this forecast speaks only for the date they are given.

Finally, during the course of today’s call, the Company will discuss certain non-GAAP financial information.  Specifically, we provided third quarter net income exclusive of stock compensation charges and management transition expense.  We are providing this information because we believe doing so provides a more meaningful and consistent comparison of our ongoing operating results compared with historical results.  The table reconciling the GAAP financial information to non-GAAP information is included in the tables the Companytoday has released and is available on the SM&A website.

Now I would like to turn the call over to Cathy McCarthy, President and Chief Executive Officer of SM&A.

Cathy McCarthy:                                                    Thank you, Doug, and good afternoon everyone.  Thank you for joining us.  With me today is Steve Handy, our CFO, and Kevin Reiners, Executive Vice President of Operations. From all perspectives, this was a great quarter for SM&A.  We achieved 47% growth in sales from last year’s third quarter and we brought a higher portion of our top line growth to the bottom line with 339% increase in net income despite charges incurred from the management transition.

                                                                                                                                                Our third quarter performance was the result of solid execution by our team and an expanded portfolio of products and clients and the successful integration of our acquisitions.  I also believe that our performance illustrates the leverage potential of our operating model while our acquisitions contributed to the results, revenue from our core operations group, 31% year-over-year, and in our industry, that type of growth is almost unheard of.  I would like to thank everyone within SM&A for the role in  generating the excellent third quarter results.

When I took over the CEO position at SM&A this July, we were already building our revenue momentum as a result of the actions we took in late 2005 and 2006.  It took almost 24 months and a great deal of an investment to deliver the results we are reporting today.  Specifically, our growth is being driven by highly qualified and tenured account executives who have developed strong relationships with their clients and therefore more predictable and repeatable business. The increased number of products and solutions we have developed and provided to our clients over a larger segment of their business.  Our success in penetrating new markets where the gap is wide between the client’s needs versus their capability in pursuing, winning, and performing on large projects and programs.  And of course, the increase in the quality and quantity of our associates delivering value to our clients.

Our plans are to build on the momentum we have generated to date.  We are continuing to build  our services and solutions that leverage SM&A’s market position and provides increasing value to our clients.  We are also improving our business intelligence capability to plan and invest more effectively.  Concurrently, we are recruiting, hiring and training, the personnel required to continue our growth while developing the knowledge management tools to enable a more effective delivery of our solutions to our clients.  I believe these steps will not only support our continued growth but most importantly will produce a more predictable revenue more cost effectively.

Competition management increased 39% from the third quarter last year and we are particularly proud of our execution in the competition management area this quarter.  In the past, we have taken on some projects that provided revenue but weren’t very strategic for our revenue or our gross margins.  We are now focused on developing strong strategic client relationships and the results are quite impressive.  We nearly doubled the revenue per project in our competition management side of the business and at the same time, we increased competition management revenue on a year-over-year basis by 39% while reducing the number of actual projects during the quarter to 84 from 111 last year.

Turning to the fourth quarter of this year, we have implemented some actions to prepare us for the future.  We have strengthened our internal operations and solution development by providing strong leadership and direction.  As you know, in the third quarter, Kevin Reiners was promoted to Executive Vice President of Operations.  Kevin has restructured operations to improve internal activity, integrate SM&A solutions to focus on a life cycle emphasis, and provide better support for the field.  We have invested in two separate strategic planning workshops and the development of the market, data, and trends, and have completed a business diagnostic.

We have completed a comprehensive third party compensation study and have developed a performance feedback program and career development program for our associates all of which will be rolled out next year.  We have revisited the systems requirement needed to more effectively run our operations and are investing in some additional Oracle programming initiatives. In addition, I expect we will generate approximately $22 million in revenue in the fourth quarter, bringing our full-year revenue to $96 million from $71.2 million last year, a 35% increase.  Despite this increase, our EPS will still be approximately $.36 for the year, our previous guidance, because we are making investments in our future, which we believe, will build a stronger foundation for 2008 and beyond.  I expect that we will begin to see leverage in our model in 2008 from these investments and additional leverage in the years ahead.  I sincerely believe these steps will improve in building shareholder value.

I want to take this opportunity to welcome Jim Wrisley and the PMA organization to the SM&A family.  This acquisition was completed in September of this year and we look to continuing PMA’s established legacy and introducing their capability to our client base.  Now I would like to turn the call over to Steve Handy.

Steve Handy:                                                                        Thank you Cathy and good afternoon everyone.  I would like to review our financial performance for the third quarter.   Looking at the top line, of

the $25.1 million in revenue during the third quarter, our acquisitions generated about $2.7 million or a little more than 10%.  We acquired PPI earlier this year and PMA was brought into the fold in late September.  PMA’s earned value management system analysis and training for enterprise management solutions is considered best of breed and we were delighted that this is now a part of SM&A’s service offerings.

                                                                                                                                                PMA along with our earlier acquisition of PPI has enabled us to broaden the scope of our project management services to clients, particularly in the areas of cost and scheduling.  Both transitions have gone very well.  The teams have become valuable contributors to our organization and through these two integrations, we’ve created a solid template to follow when we expand in the future through acquisitions.  PPI and PMA were solid contributors to our program services growth during the quarter.  This component of our business had another quarterly record of  $11.5 million.  Program services revenue was up seven percent from the second quarter of this year and a full 60% increase from the last year’s third quarter. We are really pleased with the continued growth of program services because it helps us build backlog and provides additional stability and predictability to our business.

We were particularly pleased with our gross margin improvement during the third quarter.  The biggest factor behind this improvement was the increase in the success fees we earned during the period.  In addition, the increased revenue per project on the competition management side of our business and the higher percentage of revenue from program services also contributed to the higher gross margin.  PPI, in fact, had gross margins during the quarter well in excess of our historical high and this contributed to the strong program services’ gross margins.

Overall, we expect our fourth quarter gross margin to be slightly down from the third quarter.  Revenue from aerospace and defense clients was $18.1 million for the quarter, a 43% increase in the same quarter of 2006.  Revenue for non-aerospace defense clients totaled $7 million, a 63% increase from non-A&D revenue from the third quarter of last year, and 26% increase over the second quarter.  Non-A&D revenue represented 28% of the total third quarter revenue, compared to a 26% a year ago and 22% from the second quarter.

Competition management revenue was $13.6 million, a 39% increase from the same quarter in the previous year.  Competition management revenue was generated from 84 projects this quarter versus 111 projects a year ago and our average revenue per project increased to $160,000 from $88,000 a year ago.  Competition management business represented 54% of our total quarterly revenue compared with 58% last year.

Program services revenues hit another quarterly record at $11.5 million for the third quarter, a 60% increase from the same quarter of last year.

Without the contribution from these two acquisitions, program services revenue was $8.8 million, a 22% increase over the third quarter of 2006.  Program services revenue was generated from 79 programs during the quarter versus 54 programs in the third quarter of last year.  The average revenue per project increased to $147,000 from $133,000 for the prior year’s third quarter.  During the third quarter, our top five customers represented 67% of our revenue, an improvement from 74% a year ago.

Our gross margin was 40% for the third quarter compared with 39% in the second quarter of 2007 and 38% in the third quarter of last year.  Our year-over-year and quarterly increases were primarily the result of higher success fees earned as well as revenue mix.  We expect our gross margin for the full fiscal year will be between 39% and 40%.

SG&A expenses were $7.1 million for the quarter.  This included approximately $600,000 in one-time expenses related to the management transition. Stock based compensation expense was $436,000 in the third quarter compared to $313,000 in the third quarter of last year. Excluding stock based compensation, the acquisitions and expenses related to the management transition, SG&A for the quarter was $5.6 million, flat with the SG&A expenses for the third quarter of 2006.  For the first nine months of 2007, SG&A excluding stock based compensation, acquisitions, and management transition expenses was $16.8 million versus $16.4 million for the first nine months of 2006.

                                                                                                                                                Cathy, back to you.

Cathy McCarthy:                                                    Thanks, Steve.  We are certainly happy to report these results to all of you today but I do have some news that is sad to report and that is that Steve Handy is leaving SM&A effective this Friday.  Steve has been a very valuable member of our team here at SM&A for more than six years.  Several months ago Steve approached us to let us know that he had an opportunity to realize the dream of owning his own business here in Orange County.  He wanted our support and offered to do what he could to make this transition seamless.  He has been a wonderful team member, a great colleague, and has become a great friend of mine.  So I am very grateful for Steve for his many contributions to SM&A.  We certainly wish him the best of luck in his future endeavors and in his new business and very sorry to see him leave.

                                                                                                                                                A search has been launched for a new CFO and we have completed several rounds of interviews.  We hope to announce a new Chief Financial Officer before the end of the year and in the interim, Dan Hart, who has been with us since 2004, will handle the CFO duties and he will help continue the momentum that we’ve gained in this third quarter.

                                                                                                                                                So now, I open it for any questions.

Operator:                                                                                              Thank you.  Ladies and gentlemen, we will no begin the question-and-answer session.  As a reminder, if you have a question, please press the “star” followed by the “one” on your touchtone telephone.  If you’d like to withdraw your question, press the “star” followed by the “two.” If you are using speaker equipment, you will need to lift the handset before making your selection.

Our first question comes from the line of George Sutton with Craig-Hallum.  Please go ahead.

George Sutton:                                                                Hi guys, nice quarter.  One of the things that you talked about last quarter was you felt you had given up a fair amount of business because you didn’t have enough people on the street and you were making some investments to increase those numbers of people.  Can you give us a sense of this quarter?  Did you have enough people on the street? Were you able to go after the business that you felt you could win or was it similar to Q2?

Cathy McCarthy:                                                    I’m going to let Kevin take that question.

Kevin Reiners:                                                                  Yes, good question.  We’ve gone on a pretty aggressive hiring campaign this year while keeping quality extremely high.  We have since added about 75 to 80 people this year and we had a better tempo about getting people out on the street.  We still do have a considerable, healthy pressure of insuring that we take the right jobs and staff them with the right folks.  That tempo improved from the standpoint of the question you asked but there is still a little bit of tension there and little bit more demand that we’re looking forward to satisfying in the future.

George Sutton :                                                             So when Cathy mentioned that you would be making investments in you future for Q4, can you be more specific as to what those investments might be?

Cathy McCarthy:                                                    Well, yes I can be, as a matter of fact.  There are a couple of things that we’re doing.  I mentioned in my prepared remarks that we have spent about six to eight days with some folks running through a business diagnostic, interviewing both senior management and middle management in our company as well as folks outside the company and industry.  We’ve gained a lot of information based upon not only our view of where we are and where we need to go, but our clients’ view as well.

                                                                                                                                                We’ve invested in an extensive market study as it relates to the markets that we’re in, what we serve, and where we expect those market trends to be.  As you know, we have an election coming up next year and we’ve got some movement around in the Federal and DOD budget and we took a strong look at what that would mean to SM&A.  We also have invested in Kevin’s organization. He has done 100 days of worth of pretty extensive work on how it is that we’re hiring, deploying, supporting the account executives through their contracting and deploying people in the field, how we communicate with them and the people in the field.  We’ve brought some people in from the outside to help us analyze those processes and George, this is all to give us a better, more longer term view of where our business will be generated in the future and how we can more cost-effectively deliver higher quantities and quality of people to be able to respond to the demand that we are seeing in the marketplace.  Because I will still tell you that today, we’re seeing more business opportunities than we can respond to and it’s a wonderful place to be, because I have been at the other place.  But it puts a lot of stress on the organization when you’re growing organically at 31% and you’re also integrating a couple of acquisitions and this organization has stood up very well to all of that.

                                                                                                                                                But at the same time, I’m looking to some improvement not only continuing in our topline growth but in the bottom line as well.  And I know that’s what our shareholders are looking for.  So we’re really focusing on trying to be more effective in our decisions, and in our investments, and therefore we spent some money in some upfront work to make sure that we hit the road in 2008 in a more concise, better and focused and effective manner than we have in the past.  And so far, we’ve been doing fairly well.  So we’re just trying to get better.  I hope that answers your question.

George Sutton :                                                             But I think specifically investments therefore being made again in people and in training.  Is that—

Cathy McCarthy:                                                    We’re making investments— number one, there was a cost of doing all of this strategic planning that will fall into this third quarter because we went outside to get not only a facilitated session in both of our strategic planning workshops, to also gather some market data and all of that of course costs money when you have a third party doing that, number one.  Number two, we also spent some extensive amount of time over the last 100 days looking at our operations and how it is that we actually build a market from an operational point of view.  And Kevin actually spent some money with some people developing process flows, analyzing how it is we do it, and coming to some improved processes to do it better.  Number three, we went out, spent some money to do a compensation study because we felt that we had benchmarked both our headquarters in our field and the executive associates properly but we wanted to make sure that the way were paying and incentivizing people were consistent with what was happening in the marketplace.  So we spent some money there.

                                                                                                                                                We also took a look at the Oracle software package that we implemented, the ERP package we implemented almost two years ago now.  And we’re finding that many of the modules that are available to us we are not using effectively.  So we’re coming back and we’re sort of re-engineering a little bit of that so that we can use that investment that we made in that project more effectively in `08. So it’s those kind of initiatives that we invested in over the last 90, 100 days, that we believe will pay big dividends for us in `08 as we continue to acquire, and we continue to integrate and we continue to see the kinds of growth levels that we’ve seen in the past and we’re building for that future.

George Sutton :                                                             Last question, if I could.  You mentioned in your prepared remarks that in the past on the compensation management side— I’m sorry, competition management side, you had done some revenues that were not necessarily strategic and obviously, that was when business was slower.  Now you’re doing things that are both strategic and good business.  Can you just give us a sense of what you mean there?

Cathy McCarthy:                                                    Well, whenever I look at the clients that we’re serving and the markets that we’re serving, and I look at our new clients and I look at that schedule, I see that we’re not getting as much repeat business as I would like to see.  And the reason for that is, is that we were taking, so to speak, any piece of business that came down the road, because any piece of revenue was good revenue, because we’re trying to drive the top line.  And we’re now at a place where we can actually look at the jobs that we’re taking and make decisions about whether or not this is not only a good piece of business for us but is this a piece of business that will bring us closer to developing a  strategic relationship with this client or is this just a one-off piece of business.  And when you’ve got now enough business that you cannot fulfill all the needs, you have the opportunity to have a little leverage with your people  and where it is that you send these people and to form closer and more strategic relationships with your clients.  And that’s what we’re seeing.

George Sutton :                                                             Gotcha, okay.

Cathy McCarthy:                                                    In going back to the expense side, George, of your question, I don’t want to lead you in the wrong direction.  We’re actually looking at SG&A being less in the fourth quarter than it was in the third quarter.  So there is increased spending but we’re not expecting that SG&A number to be near the third quarter levels.  It’ll be lower than that.

George Sutton :                                                             Okay.  Steve, good luck!

Steve Handy:                                                                        Thank you sir.

George Sutton :                                                             Keep your cell phone on.

Steve Handy:                                                                        You got it.

Operator:                                                                                              Our next question comes from the line of Brian Kinstlinger with Sidoti and Company.  Please go ahead.

Brian Kinstlinger:                                                   I would also like to say good luck.  Conference calls  get easier and you’re leaving already.  Unbelievable.

Steve Handy:                                                                        I know.

Brian Kinstlinger:                                                   Good timing. I wanted to follow up, Cathy, if I could.  A lot of the expenses that you’re putting into the business or investments, let’s call them, sound like strategy, market data, understanding your business, how to become better at what you’re doing.  And I’m just wondering, and I really don’t want any guidance for 2008, but as I look to 2008, it sounds like those are investments that will be put in but they’re going to go away.  So it almost sounds like not only will you have leverage but you will also have some actual costs that fall off.  Is that a fair way, when I’m listening to you, how to look at that?

Cathy McCarthy:                                                    You’re absolutely right.  There are some costs, obviously, that were in this year that will not be in next year.  And so we have some opportunity to leverage simply because we have some one-time expenses that are included.  However, I would also add that every two years, we do have our annual offsite and that’s quite a large expense for us.  So that’s going to suck up some of that savings that we would have seen in this year.  But that offsite becomes very important to us because it’s an opportunity to bring 350 people together, to share with them our strategic direction and what the imperatives are and how we want them to operate in the field and what we want our focus to be.  So that’s an investment in our business and all of our employees.  But it’s just an investment in a little bit of a different way.

                                                                                                                                                So we won’t see quite as much of the one-time charges come back to us because there are some other areas where we will be spending.  But all in all, although I am not prepared to give you any guidance for next year, our SG&A percentage of revenue, we expect to be down from where it has been at historical levels.

Brian Kinstlinger:                                                   And when is that offsite?

Cathy McCarthy:                                                    It’s in the first quarter.

Brian Kinstlinger:                                                   First quarter.  Can you give us a sense of what the success fees were that— it sounds like they were pretty solid in the September quarter?

Cathy McCarthy:                                                    Sure, Steve?

Steve Handy:                                                                        Sure.  The success fees were $600,000 for the quarter.

Brian Kinstlinger:                                                   In the third quarter of the revenue, maybe you can talk about— it seems competition management has been stronger than I can remember in years.  Can you give me a sense first of all, of the pricing there as you’re generating more dollars per project.  Are we seeing a significant increase?  Can you give us some percentages? And then maybe you can talk about the upside, how much of it is coming from there versus new client wins? New relationships over the last year and not just this quarter.

Cathy McCarthy:                                                    I think what you’re asking us is have our prices been firmed up on the competition management side, are we seeing an increase in those margins-

Brian Kinstlinger:                                                   Yes.

Cathy McCarthy:                                                    — or not.  I believe that the gross margins on the competiion management side are basically staying about the same.  We’re not seeing a great amount of movement in either direction.  What really affects that business is when we do end up with some of these large win-incentives that we earn from a couple of the contracts that we have with specific clients that allow us to share in their success, so to speak.  We have said all along that we’re hoping to expand that kind of pricing to more value kind of pricing where we’re getting more upside based on our abilities to help our clients win.  And as we move out of DoD into the non-A&D markets, we have, I think, more of an opportunity to do that and there will be an emphasis on that over the next couple of years, because we think that there is room for better contract negotiations, and pricing as it relates to clients outside of A&D.

Brian Kinstlinger:                                                   And maybe, back to pricing, because you really, really talk about it here.  Has this been flat over the last year or two?  Can you just give us a trend?  Has it been up? Do you plan to institute increases?  Can you just give us a sense of that on competition management?

Cathy McCarthy:                                                    Well, I’m not planning on increasing my prices substantially over where they have been historically other than  the normal cost-of-living adjustments that we have in our contracts.  At the same time, I think that there is an opportunity to be more effective in the ways that we actually put teams together and in the way we manage the mix of those teams.  Because based upon what the margins are that you can generate by the sell-rate to the clients and the mix of the team that you put together, you can somewhat improve your margins if you’re paying closer attention to that.  And so I think there is some opportunities from that point of view.

                                                                                                                                                But we’re not looking for a big improvement or increase in margin.  We’re looking for incremental increases over the next couple of years.  But I definitely believe that the margins will continue to improve a little as opposed to degrade a little.  So we’re moving in the right direction from a strategy point of view as to how we’re thinking about our pricing.

Brian Kinstlinger:                                                   Now if I remember from the last conference, I may not have the number correct but it sounds like you hired about 40 more people yet your cost of revenue is down probably from the success fees and your SG&A, if I backed out the change— the management transition charge wasn’t up either.  Can you give us a sense where that hit you or does your model— they’re not billing,  right now they’re not really seeing the P&L.  Can you give me a sense of where those 40 people that you’ve added, give or take a little bit, might may have hit P&L?

Cathy McCarthy:                                                    They did not hit P&L other than through our actual cost of hiring them and putting them through some training, because we were actually deploying people almost immediately. As soon as they came in the door— in fact, some people were deployed right out of the training class.  So because of the demand that we had and our desire to feed this demand as quickly as possible, we didn’t find a lot, that costs ended up in our SG&A other than their time to be trained and the cost of hiring them.

Brian Kinstlinger:                                                   What was the average deployed headcount in the quarter?

Cathy McCarthy:                                                    I think— we’re taking a look.  I think it was about—

Steve Handy:                                                                        240.

Cathy McCarthy:                                                    240, 250.  Yeah, about 240, 250, on average.  We peaked a lot higher— not a lot higher, somewhat higher than that.

Brian Kinstlinger:                                                   That’s okay.  In December quarter, I’ve got to ask, you have done two straight quarters, which have been typically your seasonally weakest quarter, June and September.  Maybe June, not as much, but September certainly and then we head into December which I know has fewer billing dates but you get a full acquisition of about a million extra dollars at least, it sounds like from the December quarter.

                                                                                                                                                So I guess I am curious why you expect this— and I know you’re looking year-over-year, but sequentially, your different business with your acquisitions, why you would be looking for such a decline in revenue.

Cathy McCarthy:                                                    I’m glad you asked that question and I knew you would, Brian. And so it gives me the opportunity to reinforce the fact that we really want our investors to look at SM&A on an annual basis.  And the reason for that is, is that our business within quarters is very difficult to predict.  And the reason for that is simply things get— acquisitions and procurements get moved to the right and to the left with very little notice.  Programs that we expect to be awarded and programmed— work to start, often gets delayed because the award gets delayed and things get shifted around.  So it’s hard to maintain a steady increase or steady level of revenues into a quarter.

                                                                                                                                                Now this last quarter, for instance, is a good example.  Not only do we have, in fact, about 20% of the billing days not available to us because our clients shut down and our associates take some vacation for the holidays.  But we happen to have a very big proposal that is being delivered at the end of November, the first of December.  And we’ll have approximately 23 people rolling off that proposal all at one time.

                                                                                                                                                There is very little chance, the probability is low, that we’re going to be able to take those 23 people within the matter of a couple of days or weeks and roll them back onto another project especially considering that they’re rolling off that project the first of December.  And again, we’re looking at Christmas holidays in front of us.  And most of the time, new projects and starts don’t happen until the beginning of the year.

                                                                                                                                                So it’s going to effect our fourth quarter and it’ll probably effect our first quarter a little bit as we see some softness in those people and some other people who are rolling off jobs at the end of the year.  So it’s not unusual for us to have this lumpiness and that’s why we try to continue to emphasize that we are getting better and better at gathering the information, doing the work, understanding the market, understanding focus programs, looking ahead and being able to predict what the year is going to look like for us.

                                                                                                                                                But you will see this shifting back and forth in the quarter and you won’t always see this sequential growth and we’ll have some quarters where we have issues like this where this has been a great client for us— we’ll have follow-on business with them on the program side once the proposal is submitted and of course they win.  So it’s a wonderful opportunity but the only down side is that you have a lot of people then that roll off all at one time.

Brian Kinstlinger:                                                   And if you don’t mind me asking, what’s your current deployed headcount?

Cathy McCarthy:                                                    255.

Brian Kinstlinger:                                                   Last question and then I’ll get back in the que instead of taking up plenty of time. I think you were in the market to hire one more salesman, if I remember.  What is your salesmen headcount and are you still recruiting there?

Cathy McCarthy:                                                    We are still recruiting and I believe— I’m looking to hire two to three more account executives and I believe— let’s see.  I currently have 10 quoted account executives.

Brian Kinstlinger:                                                   For some reason, I can’t— is that much lower than it was?

Cathy McCarthy:                                                    I had 12 quoted account executives the last time I reported.

Brian Kinstlinger:                                                   And was it ten voluntary or involuntary? The two, sorry.

Cathy McCarthy:                                                    The two that left?

Brian Kinstlinger:                                                   Yeah.

Cathy McCarthy:                                                    Involuntary.

Brian Kinstlinger:                                                   Thank you.

Cathy McCarthy:                                                    You’re welcome.

Operator:                                                                                              Our next question comes from the line of Tim Brown with Roth Capital.  Please go ahead.

Tim Brown:                                                                                   Good afternoon.  Cathy, you guys mentioned acquisitions a couple of times in the prepared statement.  I was wondering if you could give us an idea as to maybe the size and the timing and any particular expertise that you are going after when you look at acquisitions.

Cathy McCarthy:                                                    Sure. I’m going to turn that response over to Kevin because Kevin has been driving the M&A activity roadmap and has been working with our M&A partner who helps us in the marketplace, search out the specific opportunities that we’re looking for.  Kevin?

Kevin Reiners:                                                                  Yeah, good question.  Let’s see.  Regarding timing and size, we don’t really focus too hard on that.  What we look a lot more at is the space that we’re in, the space that we’re in with our clients, the space that we can provide value with our clients, the fact that we’re proposal and a program management consulting house, and we want to fulfill or complete our suite of offerings that will allow us to provide the real value throughout that proposal phase, throughout the program management phase, especially at the start-up of a large development program.  That’s why we’ve moved into program planning and we’ve moved into earn value.  What we continue to look for are the types of functionality that will allow us to provide more value to our clients in that critical timeframe.

                                                                                                                                                So we’re actively looking and I don’t know that the size we’ve talked about before would be totally dissimilar from the size that we’ll have in the future but really what dictates it more than anything else is how it will fit with us strategically.

Tim Brown:                                                                                   Any specific functions besides program planning or earned value that you’re looking for?

Kevin Reiners:                                                                  Yeah, we like the program management space.  We also like the, for the lack of a better term, the system engineering space at the start-up of a program and allowing for better programs to start up, better both administratively and technically.

Tim Brown:                                                                                   OK, thanks. That’s helpful.  And just a question on the pipeline.  It sounded like you had more business, that you’re actually turning away business, and I was just wondering what your outlook was, in particular in competition management with 2008 being an election year.  Is there a difference between competition management and program services pipelines?

Cathy McCarthy:                                                    Well certainly the program services business and pipeline for us is more predictable and much more stable and based upon the work that Kevin has done and the acquisitions that we’ve made, he’s just done a brilliant job of targeting where the greatest need is in the marketplace on the program side.  And so people are clamoring for this capability that we now have.  And so being able to predict what that revenue is going to be next year is a lot easier than the competition management side.

                                                                                                                                                On the competition management side, it is an election year but we think that the budget is— has been set for next year and most of the procurements that are forecasted or that we’re following, we think will not be interrupted.  But who knows what will happen late in the year.  It’s very possible that it will affect us more in `09.  However, we continue to say that the market for our services is so large.  It’s $7 billion to $11 billion, we’re being told.  That even if it declines by a percentage or two, our ability to generate revenues continues to be strong, especially when there is any kind of churn in the marketplace where winning becomes much more important to the client because of perhaps the reduced availability of potential business.

                                                                                                                                                So we believe that we’ll get our fair share.  I can’t comment specifically about next year because we are in the middle of the strategic planning process where we’re looking at a lot of facets of our business and what we want to drive and where we want to invest. And we haven’t come up with those numbers yet.  I’m confident they will be double digit but beyond that, you’ll have to stay tuned until we actually finish the work and we can give you an educated and researched opinion of what we believe `08 will look like for us.  But I will tell you that myself and all of the other executives here at SM&A and the account executive team and the associates in the field have a renewed sense of passion and enthusiasm about the business and where we’re going and what we’ve been able to accomplish.  And working together with everyone in putting together this strategic plan has been a real treat.  I have seen a lot of people really working hard and a team that’s now very aligned to the direction we’re moving in and it’s really a wonderful opportunity to be able to lead a team of people with the passion and the commitment that they have to make this company successful.

Tim Brown:                                                                                   Okay, thanks.  Just one other question.  Just on the non-A&D— it looked like it picked up very nicely from Q2 sequentially.  I was wondering if you could give us a little more color.

Cathy McCarthy:                                                    Well, I am glad you asked that question as well.  Our strategy has been for a number of years, and we’ve stated over and over again, that we really want todiversify portfolio and that means not only in A&D and non-A&D but in other verticals and we’ve done a good job in the SAIT markets.  But there are all sorts of other verticals that are out there that are available for us.  And part of our strategic planning was to decide where it is we should focus our resources.  Some people say ‘why leave A&D because it’s so deep and there is so much business there for you that why should you even focus on SAIT or any other vertical.’  And that’s absolutely true but if you want to balance portfolio that’s not subjective to the kind of swings that DoD spending is subjected to, and you want more predictable revenues, I believe, growing that portfolio across a number of verticals not only in client but also in markets and in products that we serve is the best strategy.  And that’s proving to be— proven out over these last few quarters, as we have been able to implement that strategy.

                                                                                                                                                So we are really looking forward to the next couple of years and building out where it is that we’re going from, that markets that we’re in, and new markets and new verticals.  So we believe— not we believe, we have been able to attain a couple clients in the healthcare segment.  That is a segment that we all know will be growing from a competitive procurement point of view.  A lot of the budget dollars is being shifted into healthcare, certainly if Democrats get into office, t there will be a lot of focus on healthcare and how that whole industry is reengineered.  We see a lot of competitions that are coming out of that process and those competitions happen to be right in our sweet spot as it relates to how we’re segmenting our customers  Because when you look at pursuing, winning, and performing on programs and projects and you look at the client segmentation and you look at what their needs are and what their capability is, outside of A&D that gap is very, very large.  And that means we have the opportunity to partner with clients both from the pursuit to the proposal and winning phase all the way through the program phase because they’re pretty much novices in this area.

                                                                                                                                                We had the pleasure of supporting one of those clients on the healthcare side of business this year.  It was a nice piece of business of us and the folks on the non-A&D side did a really great job of working with that client and we believe the client will be successful in their bid for this piece of business, which is pretty important to them and that we’ll continue to work with them.

                                                                                                                                                Those are the kind of opportunities that we see in other verticals and that we’re focusing some of our resources on to make sure that we’re able to balance the portfolio but also follow the money, because some of the money will be going to healthcare.

Tim Brown:                                                                                   Okay great.  Thanks.  That’s all my questions and good luck, Steve.

Steve Handy:                                                                        Thank you very much.

Operator:                                                                                              Our next question comes from the line of Evan Greenberg with Meadowbrook Capital Management.  Please go ahead.

Evan Greenberg:                                                        Congratulations on a great quarter, Steve.  We’re going to miss you.

Steve Handy:                                                                        I’ll miss you guys, too.  Thank you.

Evan Greenberg:                                                        Want to get a handle on— other acquisitions— do you have the— I saw there was quite a bit of use of cash; there is a lot of money tied up in accounts receivable right now.  Is there enough— what kind of credit lines do you have available to make an acquisition with?  It seems that about $8 million of acquisition was goodwill.  So I wanted to get an idea, if you make an acquisition of a similar size, will you have to dip into a credit line at that point?

Steve Handy:                                                                        Yeah sure.  This is Steve, of course.  And the credit line— we have a $10 million unsecured credit line through our bank, which we have not tapped into in several years.  Our cash position today, I mentioned it on the last call, that we expect our cash position to improve before the end of the year through our collection efforts.  It is now at $14.5 million since the end of the quarter— it’s gone up quite a bit and that’s absolutely the result of our collection efforts.

                                                                                                                                                So if there was another cash acquisition at this point in time, similar to the ones we’ve done in the past, there’s plenty of cash in the bank at least now and projected through the end of the year and early into next year, to be able to do those type of smaller acquisitions.

Evan Greenberg:                                                        Okay.  You’re talking about growth in the healthcare sector.  How much of your business is still defense military related? Still the majority, I’m sure, probably, 70% to 75% range?

Cathy McCarthy:                                                    Yeah, 72%.

Evan Greenberg:                                                        So do you feel that if you can get that down to a 40% to 50% level, that will help management to earnings?  Is that what the goal is going to be?

Cathy McCarthy:                                                    No, I think it will be quite some time before we ever get it below 50%.  I think that that market will continue to grow for us and it’s so large for us that the other verticals to catch up to it will take quite some time.  So I expect that market to grow but I expect the other markets, where the revenues are smaller, but we’re getting pretty good growth to grow as well.

                                                                                                                                                That’s a good market for us.  That’s where our roots are.  That’s where best practices are, best practices to the other verticals, and it’s a good place for us to be.  But we don’t want to be 90% there.

Evan Greenberg:                                                        No, I didn’t say it was a bad market.  I just was saying the predictability isn’t great.

Cathy McCarthy:                                                    Well, I think the predictability is not bad as long as you’re not focusing on quarters.  If you’re focusing on the year, we can pretty much —I think you get a much stronger focus, and we have been, on what our revenues will be.  And as more of our portfolio is programmed services, it becomes more predictable because that segment of our business, those solutions, are much more predictable and we actually grow a backlog of business that we can count on for the ensuing quarters as opposed to having to replace it every three to six months.

Evan Greenberg:                                                        Well, this is a terrific quarter.  I am very happy.  I wish you were out here freezing like I am out in (INAUDIBLE) Monterey.

Cathy McCarthy:                                                    Well I’m sorry.  It’s sunny and warm here.

Evan Greenberg:                                                        I’m jealous.  Could have done it in San Diego.  Thanks a lot.

Cathy McCarthy:                                                    You’re welcome.

Operator:                                                                                              Our next question is a follow-up question from the line of Brian Kinstlinger.  Please go ahead.

Brian Kinstlinger:                                                   Hi guys, two more.  First of all, a follow-up to the non-A&D.  Can you give us a sense of historically your top customers.  Are they no longer using your competition management and now they’re using much more of the program services?  Can you give us a sense for just how much they really are contributing to that sequential revenue growth or is it other places?

Cathy McCarthy:                                                    Our top clients currently are contributing most of their, outside of A&D, are contributing most of their revenues from the competition management side of the business.  However, we have a strong effort with those clients to build the program services side of their business and we have been somewhat successful to date.  So we’re fairly confident that we’ll begin to make headway in focusing on these clients not only on the competition management side where— all out of A&D.  On the non-A&D side, almost all of our revenues have been competition management.  Now we believe that we can build program services business on the tail of that and we’ve got a lot of initiatives going and a lot of folks working to build the kind of relationship with our client early on to allow us to do that.

Brian Kinstlinger:                                                   The final question, relating to Oracle.  We’ve all, I’m sure at some point, lived to hear about implementations that didn’t  go well.  This does not sound like an implementation.  It sounds more like training modules you already have.  I just want to make sure I am clear on that because an implementation over a long period of time, I know, can get a little difficult.  Could you just give us a sense of what you have to do with that Oracle ERP system?

Cathy McCarthy:                                                    Sure.  I would say that, I think we bought this system a couple of years ago now, and it was of course implemented and we are using it.  But when you really look at how useful it is and the friendliness, so to speak, to the user.  It’s working fairly well for us from an accounting point of view but when you get outside of accounting and you’re looking at the sales part of the organization and the HR part of the organization, and some other functions that we have, it is just not structured to help us with the way we do business.

                                                                                                                                                So we’re looking at a project over the next three to six months that will kind of re-engineer what we have and how we have it set up so that it’s much more effective in its use and it’s support of the way we go to market and the way we do our business.

Brian Kinstlinger:                                                   Are you bringing in external consultants to develop that or are you doing that internally?

Cathy McCarthy:                                                    No, we’re bring in some help in from the outside.

Brian Kinstlinger:                                                   And that will hit SG&A a little bit?

Cathy McCarthy:                                                    Yes.  They are already on premises and they have been working this quarter and they have done a lot of good work which we expect to be completed mid-November, first of December.  And then we expect the implementation of their suggested changes in the first three or four months of next year.

Brian Kinstlinger:                                                   Can I ask what the budget is for that roughly?

Cathy McCarthy:                                                    Steve?

Steve Handy:                                                                        Yeah and I want to clarify, too, real quick, Brian.  Just a quick recant of my earlier number to you on success fees for the quarter.  It was $439,000, just wanted to get that clear.  And two, this Oracle thing is a natural progression of course to install a big ERP system in a company like ours that’s growing the way our company is growing.  And to come back and take a look at it and say, is there things that we can do that’s much more effective?  Things like building some front-end interfaces that make getting data a lot easier than having to go through the Oracle back office system. These are mature processes that we’re putting in place that’s driving this additional cost.

                                                                                                                                                I’m not sure exactly what the budget is; it’s part of our strategic planning that we’re doing right now.  We have some in the fourth quarter, more from an evaluation standpoint, the identification of what needs to be done.  It’s not going to be a substantial amount of money, nowhere near obviously what the cost was to install the thing.  It’s just going to be continuing ongoing maintenance costs that we’re going to have to incur as we continue to grow this business, bring in acquisitions, and get this system to grow with us.

Brian Kinstlinger:                                                   Yeah, I understand the benefits of this.  I’m just trying to understand what peels off.  We’re talking about a couple hundred thousand dollars?  We’re not talking about more than $1 million?

Cathy McCarthy:                                                    No, no, we’re spending about $40,000 in the fourth quarter and my guess is we won’t spend more than $200,000 next year.  It’ll be in that kind of range.

Brian Kinstlinger:                                                   That’s the last thing, thank you.

Cathy McCarthy:                                                    Yeah.

Operator:                                                                                              Ladies and gentlemen, if there are any additional questions, please press the “star” followed by the “one” at this time.  As a reminder, if you are using speaker equipment, you will need to lift the handset before making your selection.    One moment please for our next question.

At this time, there are no further questions.  I will turn it back over to Management for any closing remarks.

Cathy McCarthy:                                                    Well thank you all very much for calling in.  We appreciate your participation and we really do appreciate your questions.  There is always a sense of what it is that’s important to you that we get through your questions and we know what to focus on for our remarks the following quarter.  Again, we’re very sorry to lose Steve Handy.  He’s been a great asset to the Company but we wish him well as he moves forward in this new adventure, which we know will be terrific.

                                                                                                                                                We are happy with the quarter.  We’re very pleased with the progress that we’re making and we look forward to the call, I guess, in February of next year.

                                                                                                                                                Thank you very much.

Operator:                                                                                              Ladies and gentlemen, this concludes the SM&A Third Quarter 2007 Results Conference Call.  If you would like to listen to a replay of today’s conference, please dial 800-405-2236 or 303-590-3000.  The pass code is 11099855#.  ACT would like to thank you for your participation.  Have a pleasant day.  You may now disconnect.

END